EXHIBIT 10.9

ASSIGNMENT

WHEREAS, WE, Thomas PICCARIELLO, residing at 203 Murphy Street, Blacksburg, VA 24060; Randal KIRK, P.O. Box 3526, Radford, VA 24143-3526, and Lawrence Peter OLON, residing at 306 Galway Road, Bristol. TN 37620; have invented certain new and useful improvements in and to the subject matter of:

ACTIVE AGENT DELIVERY SYSTEMS AND METHODS FOR PROTECTING AND

ADMINISTERING ACTIVE AGENTS

described in an application for United States Letters Patent filed on May 29, 2002, and accorded Application No. 10/156,527;

AND, WHEREAS, New River Pharmaceuticals Inc., having a place of business located at The Governor Tyler, 1902 Downey Street, Radford, VA (hereinafter “ASSIGNEE”), is desirous of acquiring certain rights to the improvements and under the application;

NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00) or the equivalent thereof, and other good and valuable consideration, receipt of which is hereby acknowledged, we do hereby sell, assign and transfer unto said ASSIGNEE, its successors, assigns and legal representatives, our entire right, title and interest in and throughout the United States of America (including its territories and dependencies) and all countries foreign thereto in and to said improvements, said United States application, any other United States applications, including provisional, divisional, renewal, substitute, continuation, reexamination and reissue applications, based in whole or in part on said United States application or in whole or in part on said improvements, any foreign applications, including international and regional applications, based in whole or in part on any of the aforesaid United States applications or in whole or in part on said improvements, and in and to any and all letters patent, including extensions thereof, of any country which have been or may be granted on any of the aforesaid applications or on said improvements or any parts thereof;

AND WE hereby authorize and request our agents, Hunton & Williams, whose address is 1900 K Street, Suite 1200, Washington, DC 20006-1109, to insert hereon any identification necessary or desirable for recordation of this document, including the filing date and application number of said application when known.

AND WE hereby agree for ourselves and our heirs, executors and administrators to execute without further consideration any further documents and instruments which may be necessary, lawful and proper in the prosecution of said above-referenced application or in the preparation or prosecution of any continuing, substitute, divisional, renewal, reexamination or reissue application or in any amendments, extensions or interference proceedings, or other applications for patents of any region or country, that may be necessary to secure to ASSIGNEE its interest and title in and to said improvements or any parts thereof, and in and to said several patents or any of them;

AND WE hereby covenant for ourselves and our legal representatives, and agree with said ASSIGNEE, its successors and assigns, that we have granted no right or license to make, use, sell or offer to sell said improvements, to anyone except said ASSIGNEE, that prior to the execution of this deed, our right, title and interest in said improvements had not been otherwise encumbered, and that we have not and will not execute any instrument in conflict therewith;

AND WE do hereby authorize and request the Director of the United States Patent and Trademark Office to issue any and all letters patent which may be granted upon said United States applications, or upon said improvements or any parts thereof when granted, to said ASSIGNEE.

IN WITNESS WHEREOF, we have hereunto set our hands and seals.

July 10, 2003	/s/ Thomas Piccariello
Date	Thomas PICCARIELLO

July 16, 2003	/s/ Randal J. Kirk
Date	Randal J. KIRK

July 15, 2003	/s/ Lawrence Peter Olon
Date	Lawrence Peter OLON

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